Exhibit 99.2

INmune Bio Inc. Announces First Quarter 2024 Results and Provides Business Update

Company to Host Conference Call Today, May 9, at 4:30pm ET

BOCA RATON, Fla., May 09, 2024 (GLOBE NEWSWIRE) -- INmune Bio Inc. (NASDAQ: INMB) (the “Company”), a clinical-stage immunology company focused on developing treatments that harness the patient’s innate immune system to fight disease, today announces its financial results for the quarter ended March 31, 2024 and provides a business update.

Q1 2024 and Recent Corporate Highlights

DN-TNF Platform Highlights (XPro™):

●	The AD02 randomized, blinded program for patients with Early Alzheimer's Disease remains on schedule to reach its final enrollment target by mid-2024, with top-line data expected to be presented approximately six months after the last patient is enrolled. The trial is currently active in North America, UK, EU, and the Pacific Rim. The Company anticipates having its Phase II FDA meeting in the first half of 2025 before transitioning to the global Phase III trial in the latter portions of next year.

●	The Company successfully completed extended stability validation for XPro™ at continuous storage in solution at 2C-8C. The 24 and 30-month stability test samples passed all chemistry and potency assays allowing the Company to make a conservative claim of 24-month stability and positioning it to meet the dosing demands envisioned in the Phase III trial.

●	On April 30th, the Company issued a press release highlighting the progress of two patients from the Phase 1b AD trial in Australia who have continued to receive XPro™ treatment under an open-label program administered by their treating physician. The testimonials underscore XPro’s™ unique attributes that may prevent progression cognitive impairment versus existing treatments that appears to slow the pace of but do not stop the progression of cognitive dysfunction.

●	INB03 cancer platform – two posters were presented at the annual American Association of Cancer Research in San Diego on April 8, 2024. The posters extends ongoing research led by Roxana Schillaci, Ph.D., of Instituto de Biología y Medicina Experimental in Buenos Aries, Argentina on the importance of MUC4 expression in high-risk breast cancer subtypes is a predictor of progression and resistance to therapy. Tumors that express MUC4 have an unfavorable immunobiology of the tumor microenvironment (TME) and increased metastatic potential all driven by soluble TNF. Neutralization of soluble TNF with INB03 resulted in down-regulation of immune checkpoint proteins on T cells (PD1, TIGIT, LAG3 and CTLA4) and macrophages (CD47 and SIRPꭤ) in the TME. The data suggests testing for MUC4 before treatment will predict resistance to first-line therapy which may allow better treatment choices that may improve patient outcomes.

INKmune™ Platform:

●	The first cohort in the Phase I/II open label trial of INKmune™ in metastatic castration-resistant prostate cancer (mCRPC) successfully completed the first dosing. Following review by the Safety Review Committee (SRC), approval was granted to proceed with the second dose level (cohort 2) and two patients have been enrolled. The first patient of the middle dose cohort is expected to be treated this month.

●	Safety of INKmune remains on track. There have been nine administrations of INKmune in the mCRPC study given on an out-patient basis, with no significant adverse events. Combining the experience with INKmune from the MDS/AML and mCRPC trials, over 20 infusions of INKmune have been given safely without the need for conditioning therapy, pre-medication, or cytokine support. Patients receive three infusions of INKmune™ per dosing over two weeks and are monitored for four months for immunological and clinical responses. Three dose levels of INKmune™ are being tested in a modified Bayesian Phase I/II trial.

Corporate:

●	The Company successfully raised a combined $14.5 million of equity capital before placement agent fees and expenses in two separate transactions in late April. Of note, in the first $4.8 million offering, management, employees and members of the Board of Directors purchased over 20% of the offering. Excluding shares and warrants acquired by insiders, both offerings were priced at the market. The warrants terminate on the earlier of (1) the two (2) year anniversary of the initial exercise date of the warrant or (2) thirty (30) trading days following the reporting of top line data (EMACC) in the Phase 2 Alzheimer's program of XPro1595, (the “Termination Date”). Should the warrants be exercised for cash, the Company would receive additional funding.

Upcoming Events and Milestones:

●	Full enrollment in the Phase II XPro™ trial for treatment of neuroinflammation as a cause of Alzheimer’s Disease are expected mid-2024 followed by top-line data approximately six months from the last patient enrolled.

●	Initiate a Phase II trial of XPro™ in patients with Treatment-Resistant Depression 2H 2024.

●	Expect to complete enrollment in the Phase I portion of the mCRPC trial by end of Q3 2024. The Phase II portion is expected to complete enrollment in Q2, 2025. Because the trial is open-label, we expect to provide periodic data updates on the immunologic and therapeutic response to INKmune in the participants of the CaRePC trial in mCPRC.

Financial Results for the First Quarter Ended March 31, 2024:

●	Net loss attributable to common stockholders for the quarter ended March 31, 2024 was approximately $11.0 million, compared to approximately $6.5 million during the quarter ended March 31, 2023.

●	Research and development expenses totaled approximately $8.7 million for the quarter ended March 31, 2024, compared to approximately $4.1 million during the quarter ended March 31, 2023.

●	General and administrative expenses were approximately $2.3 million for the quarter ended March 31, 2024, compared to approximately $2.3 million during the quarter ended March 31, 2023.

●	As of March 31, 2024, the Company had cash and cash equivalents of approximately $26.0 million. Subsequent to the end of the quarter, the Company raised gross proceeds of approximately $16.6 million from the sale of common stock and warrants.

●	As of May 9, 2024, the Company had approximately 19.8 million common shares outstanding.

Earnings Call Information

To participate in this event, dial approximately 5 to 10 minutes before the beginning of the call. Please ask for the INmune Bio First Quarter Conference Call when reaching an operator.

Date: May 9, 2024

Time: 4:30 PM Eastern Time

Participant Dial-in: 1-800-343-5172

Participant Dial-in (international): 1-203-518-9856

Conference ID: INMUNE

A live audio webcast of the call can be accessed by clicking here or using this link:

https://viavid.webcasts.com/starthere.jsp?ei=1666877&tp_key=6505d73fc4

A transcript will follow approximately 24 hours from the scheduled call. A replay will also be available through May 15 by dialing 1-844-512-2921 or 1-412-317-6671 (international) and entering PIN no. 1155727.

About XPro™

XPro™ is a next-generation inhibitor of tumor necrosis factor (TNF) that is currently in clinical trial and acts differently than currently available TNF inhibitors in that it neutralizes soluble TNF (sTNF), without affecting trans-membrane TNF (tmTNF) or TNF receptors. XPro™ could have potential substantial beneficial effects in patients with neurologic disease by decreasing neuroinflammation. For more information about the importance of targeting neuroinflammation in the brain to improve cognitive function and restore neuronal communication visit this section of the INmune Bio’s website.

About INKmune™

INKmune™ is a pharmaceutical-grade, replication-incompetent human tumor cell line which conjugates to resting NK cells and delivers multiple, essential priming signals to convert the cancer patient’s resting NK cells into tumor killing memory-like NK cells (mlNK cells). INKmune™ treatment converts the patient’s own NK cells into mlNK cells. In patients, INKmune™ primed tumor killing NK cells have persisted for more than 100 days. These cells function in the hypoxic TME because due to upregulated nutrient receptors and mitochondrial survival proteins.

INKmune™ is a patient friendly drug treatment that does not require pre-medication, conditioning or additional cytokine therapy to be given to the patients. INKmune™ is easily transported, stored and delivered to the patient by a simple intravenous infusion as an out-patient. INKmune™ is tumor agnostic; it can be used to treat many types of NK-resistant tumors including leukemia, lymphoma, myeloma, lung, ovarian, breast, renal and nasopharyngeal cancer. INKmune™ is treating patients in an open label Phase I/II trial in metastatic castration-resistant prostate cancer in the US this year.

About INmune Bio Inc.

INmune Bio Inc. is a publicly traded (NASDAQ: INMB), clinical-stage biotechnology company focused on developing treatments that target the innate immune system to fight disease. INmune Bio has two product platforms that are both in clinical trials: The Dominant-Negative Tumor Necrosis Factor (DN-TNF) product platform utilizes dominant-negative technology to selectively neutralize soluble TNF, a key driver of innate immune dysfunction and a mechanistic driver of many diseases. DN-TNF product candidates are in clinical trials to determine if they can treat cancer (INB03™), Early Alzheimer’s disease and treatment-resistant depression (XPro™). The Natural Killer Cell Priming Platform includes INKmune™ developed to prime a patient’s NK cells to eliminate minimal residual disease in patients with cancer. INmune Bio’s product platforms utilize a precision medicine approach for the treatment of a wide variety of hematologic and solid tumor malignancies, and chronic inflammation. To learn more, please visit www.inmunebio.com.

Forward-Looking Statements

Clinical trials are in early stages and there is no assurance that any specific outcome will be achieved. Any statements contained in this press release that do not describe historical facts may constitute forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. Any statements contained in this press release that do not describe historical facts may constitute forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. Any forward-looking statements contained herein are based on current expectations but are subject to a number of risks and uncertainties. Actual results and the timing of certain events and circumstances may differ materially from those described by the forward-looking statements as a result of these risks and uncertainties. INB03™, XPro1595 (XPro™), and INKmune™ are still in clinical trials or preparing to start clinical trials and have not been approved by the US Food and Drug Administration (FDA) or any regulatory body and there cannot be any assurance that they will be approved by the FDA or any regulatory body or that any specific results will be achieved. The factors that could cause actual future results to differ materially from current expectations include, but are not limited to, risks and uncertainties relating to the Company’s ability to produce more drug for clinical trials; the availability of substantial additional funding for the Company to continue its operations and to conduct research and development, clinical studies and future product commercialization; and, the Company’s business, research, product development, regulatory approval, marketing and distribution plans and strategies. These and other factors are identified and described in more detail in the Company’s filings with the Securities and Exchange Commission, including the Company’s Annual Report on Form 10-K, the Company’s Quarterly Reports on Form 10-Q and the Company’s Current Reports on Form 8-K. The Company assumes no obligation to update any forward-looking statements in order to reflect any event or circumstance that may arise after the date of this release.

INmune Bio Contact:

David Moss, CFO (858) 964-3720

info@inmunebio.com

Investor Contact:

Jason Nelson

Core IR

(516) 842-9619 x-823

The following tables summarize our results of operations for the periods indicated:

INMUNE BIO INC.

CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands, except share and per share amounts)
(Unaudited)

	March 31, 2024	December 31, 2023
ASSETS
CURRENT ASSETS
Cash and cash equivalents	$26,002	$35,848
Research and development tax credit receivable	2,133	1,905
Other tax receivable	557	537
Prepaid expenses and other current assets	1,109	1,510
Prepaid expenses – related party	23	142
TOTAL CURRENT ASSETS	29,824	39,942

Operating lease – right of use asset	389	414
Other assets	106	131
Acquired in-process research and development intangible assets	16,514	16,514

TOTAL ASSETS	$46,833	$57,001

LIABILITIES, REDEEMABLE COMMON STOCK AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES
Accounts payable and accrued liabilities	$9,294	$7,901
Accounts payable and accrued liabilities – related parties	56	35
Deferred liabilities	520	489
Current portion of long-term debt	7,455	9,921
Operating lease, current liabilities	125	119
TOTAL CURRENT LIABILITIES	17,450	18,465

Long-term operating lease liability	360	397
TOTAL LIABILITIES	17,810	18,862

COMMITMENTS AND CONTINGENCIES

Redeemable common stock, $0.001 par value; 75,697 issued and outstanding, respectively (Note 9)	799	799

STOCKHOLDERS’ EQUITY
Preferred stock, $0.001 par value, 10,000,000 shares authorized, 0 shares issued and outstanding	-	-
Common stock, $0.001 par value, 200,000,000 shares authorized, 17,950,776 shares issued and outstanding, respectively	18	18
Additional paid-in capital	160,922	159,143
Accumulated other comprehensive loss	(669)	(799)
Accumulated deficit	(132,047)	(121,022)
TOTAL STOCKHOLDERS’ EQUITY	28,224	37,340

TOTAL LIABILITIES, REDEEMABLE COMMON STOCK AND STOCKHOLDERS’ EQUITY	$46,833	$57,001

INMUNE BIO INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS

(In thousands, except share and per share amounts)

(Unaudited)

	For the Three Months Ended March 31,
	2024	2023
REVENUE	$14	$38

OPERATING EXPENSES
General and administrative	2,338	2,328
Research and development	8,693	4,133
Total operating expenses	11,031	6,461

LOSS FROM OPERATIONS	(11,017)	(6,423)

OTHER EXPENSE, NET	(8)	(113)

NET LOSS	$(11,025)	$(6,536)

Net loss per common share – basic and diluted	$(0.61)	$(0.36)

Weighted average common shares outstanding – basic and diluted	18,026,473	17,945,995

COMPREHENSIVE LOSS
Net loss	$(11,025)	$(6,536)
Other comprehensive income (loss) – foreign currency translation	130	(9)
Total comprehensive loss	$(10,895)	$(6,545)

INMUNE BIO INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)
(Unaudited)

	For the Three Months Ended March 31,
	2024	2023
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(11,025)	$(6,536)
Adjustments to reconcile net loss to net cash used in operating activities:
Stock-based compensation	1,779	1,737
Accretion of debt discount	34	67
Changes in operating assets and liabilities:
Research and development tax credit receivable	(228)	6,285
Other tax receivable	(20)	(34)
Prepaid expenses	401	394
Prepaid expenses – related party	119	(1)
Other assets	25	-
Accounts payable and accrued liabilities	1,393	(3,129)
Accounts payable and accrued liabilities – related parties	21	-
Deferred liabilities	31	(25)
Accrued liability – long-term	-	88
Operating lease liabilities	(6)	13
Net cash used in operating activities	(7,476)	(1,141)

CASH FLOWS FROM FINANCING ACTIVITIES:
Repayments of debt	(2,500)	-
Net used in financing activities	(2,500)	-

Impact on cash from foreign currency translation	130	(9)

NET DECREASE IN CASH AND CASH EQUIVALENTS	(9,846)	(1,150)
CASH AND CASH EQUIVALENTS AT BEGINNING OF PERIOD	35,848	52,153
CASH AND CASH EQUIVALENTS AT END OF PERIOD	$26,002	$51,003

SUPPLEMENTAL DISCLOSURE OF CASH FLOWS INFORMATION:
Cash paid for income taxes	$-	$-
Cash paid for interest expense	$302	$450